Exhibit (5)









                                November 12, 1999


LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219

Gentlemen:

           We refer to the Registration Statement of LabOne, Inc. (the "Company") on Form S-8, dated November 12, 1999, to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 66,691 shares of Common Stock of the Company to be offered under the LabOne, Inc. Stock Plan for Non-Employee Directors, as amended and restated (the "Plan").

           We have examined the Articles of Incorporation of the Company, its By-laws, the minutes of the meetings of its Board of Directors and stockholders, and other Company records pertaining to this opinion which we have deemed relevant. Based upon this examination, it is our opinion that all necessary corporate action has been taken to authorize the issuance and sale of 66,961 shares of Common Stock under the Plan for the consideration and upon the terms and conditions set forth in the Plan and, upon the issuance and sale of said 66,961 shares for such consideration pursuant to the Plan, said shares will be legally issued, fully paid and non-assessable.

           We hereby consent to the reference to us under the heading "Legal Opinion" in the Prospectus which constitutes a part of the Registration Statement and also consent to the inclusion of this opinion in the Registration Statement as Exhibit (5) thereto.

                                Very truly yours,

                                MORRISON & HECKER L.L.P.

                                /s/Whitney F. Miller
                                Whitney F. Miller

WFM:rbs


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